SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:
                                                [ ] Confidential, For Use of
[ ] Preliminary Proxy Statement                 the Commission only (as
[ ] Definitive Proxy Statement                  permitted by Rule 14a-6(e)(2))
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12


                               NETRO CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
     (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                                                   [NETRO Logo]


                                  May 2, 2002

Dear Netro Stockholder,

     Recently, you may have heard of some public announcements by a Mr. C. Robert Coates regarding Netro (Nasdaq: NTRO). You may have also received a solicitation from Mr. Coates urging you to elect him and his associate to the Netro Board of Directors. We at Netro believe many of these announcements and solicitations to be unsupported and not in the best interests of your company. Accordingly, we are sending you this letter to set the record straight.

We urge you NOT to return any proxy card to Mr. Coates. Please support your Board by signing, dating and returning the enclosed BLUE proxy card.


Election of Directors to Netro's Board of Directors

         We at Netro recommend that you re-elect Irwin Federman, a General Partner at U.S. Venture Partners and Tom Baruch, a General Partner at CMEA Ventures, to Netro's Board of Directors. Mr. Federman and Baruch are technology industry veterans who have served on Netro's Board for more than 5 years. They both have been CEO's of successful technology companies and each has extensive experience in helping technology companies like ours achieve their goals. Each of our other current directors also has significant experience serving on the board of directors of multiple public and private technology companies. For more information on Messrs. Federman and Baruch, please read the attachment to this letter which details their experience.

         By contrast, Mr. Coates and his associate have little if any experience with public companies. According to Mr. Coates' own proxy materials, he has served on the board of directors of only a single public company, and then for only six months before resigning in a dispute. After some research, we have not found any evidence that Mr. Coates or his associate have any experience in operating a technology company. We therefore do not believe that Mr. Coates and his associate have comparable qualifications to help Netro achieve its business goals.

Netro's Plan for Long-Term Stockholder Value

         Like many companies in our sector, we are currently experiencing a difficult downturn in the market. However, we strongly believe there are significant market opportunities for our products. Our Board of Directors and management are focused on creating long-term value for you by guiding Netro through the transitions in its business and positioning it for growth. We are also carefully monitoring and analyzing the fixed wireless market and are prudently managing our expenses, while at the same time being equally careful not to jeopardize our strategic position in the process. Through it all, Netro has retained its position as a leader in the broadband fixed wireless market and we believe that the acquisition of the Angel product line from AT&T Wireless Services will only help us to extend this lead.

         Our strategy is focused on the fundamental need for voice and broadband data around the world, particularly in developing countries. In many international locations, fixed wireless is the only viable solution for voice and data services. Our strategy for offering leading fixed wireless solutions is:

     o Expand our Product Line. Through our acquisition of the Angel assets from AT&T Wireless Services we have expanded our product reach thereby enabling our carrier customers to offer services to the residential and small business market. This market segment is the largest in terms of potential end-users for telecommunication services. The Angel product is the first and only non line of sight product to be deployed that offers broadband data and toll-quality voice services. This unique non line of sight feature is key to a carrier's ability to control capital expenditures and operating costs. This represents a significant expansion opportunity for Netro and our customers have expressed great interest in this product since it was acquired.

     o Reduce our Reliance on Distribution Partners. Over 80% of our revenues in the year 2000 were from a single large distributor, Lucent. In 2001, only 30% of sales were related to Lucent. Over the last year, we built a strong network of direct sales personnel and local distribution partners to ensure that we access all of the potential worldwide markets while simultaneously reducing dependence on any one customer or distributor.

     o Reduce Product Cost. We currently market the two most advanced fixed wireless product platforms in the world. We believe we can attract more customers and generate more sales by reducing product costs over the long term. Therefore, we have allocated the majority of our 2002 research and development budget to reducing product cost. We believe this will result in faster, larger sales and ultimately, maximum returns for stockholders.

     o Carefully Control Expenses. Since the beginning of 2000, we have eliminated over 110 positions at Netro - more than 1/3 of our headcount prior to the Angel acquisition. We have also eliminated a large number of development projects including those that were conducted by Bungee. All this resulted in reducing development expenses by tens of millions of dollars. Total headcount has, of course, increased as a result of our acquisition from AT&T Wireless Services, but we have been careful to limit expenses to only those that are absolutely necessary to achieve our strategic objectives.

Netro's Relationship with Bungee

     We are troubled by the misleading manner in which Mr. Coates has attempted to cast our relationship with our subsidiary, Bungee. Netro's dealings with Bungee have been fully disclosed to our stockholders in the past. We have summarized our history with Bungee in the enclosed attachment to address any questions that you as stockholders may have in this regard.

     We hope that the information provided in this letter and in our Proxy Statement will convince you that Mr. Coates and his associate are the wrong choice for Netro. We sincerely believe that our goals and strategy as described above are key to creating long-term stockholder value. Our Board of Directors therefore recommends that you vote FOR the election of Tom Baruch and Irwin Federman and the other proposals stated on Netro's proxy card. Please sign, date and return only the BLUE proxy cards sent to you by Netro Corporation. We urge you not to return any proxy card to Mr. Coates.

Sincerely yours,



Gideon Ben-Efraim,
Chairman & CEO

                     Summary of Netro - Bungee Relationship
                     --------------------------------------

         In mid 2000, Netro began discussions with Shlomo Yariv, a man with significant experience in running fixed wireless companies, about establishing an R&D facility in Israel. Later that year, Bungee Communications was established by Mr. Yariv and Netro purchased a majority interest in the company in October 2000. Bungee was to develop a next-generation point-to-multipoint wireless access product in the high frequencies.

         Under the terms of Netro's agreement with Bungee, if Bungee achieved certain technical and market related milestones, Netro had the option, but not the obligation, to acquire Bungee at pre-determined values. Mr. Yariv and the Bungee employees were provided with equity incentives in the new entity, but Netro always maintained a majority stake and controlled its board of directors.

         Netro has at all times consolidated the complete financial results of Bungee in its financial statements. In addition, Netro filed the relevant agreements with Bungee (excluding the confidential technical details of the project) as exhibits to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2000. These documents are available for review on the SEC's website: http://www.sec.gov.

         Netro's management, being pleased with the performance of Mr. Yariv at Bungee, offered him the position of Chief Operating Officer of Netro effective in 2001. Upon acceptance, Mr. Yariv agreed to forfeit his unvested equity interest in Bungee, with the exception of 1/3 of his original equity interest, the vesting of which was conditioned on his employment with Netro during the period of December 31, 2002 through December 31, 2004. Upon commencement of employment at Netro, Mr. Yariv ceased to be responsible for day to day operations at Bungee. Later during 2001, seeing the significant shift in the demand for equipment such as that being developed by Bungee, Netro re-defined Bungee's development priorities and reduced its headcount and budget by approximately 50%.

         Finally, early in 2002, Netro determined that the expense of maintaining the Bungee development team was not justified given the current and projected market demand. As a result, Netro discontinued all funding of Bungee's activities, Bungee laid off the remainder of its employees, Netro and Bungee terminated all of their agreements and the facility in Israel was closed down. In terminating Bungee's operations, Netro took a charge of approximately $1.5 million, which was primarily related to terminating the real estate lease and writing off fixed assets that were scrapped. At that time, Mr. Yariv agreed to forfeit his remaining interest in Bungee. Other than payment of his regular salary and benefits as disclosed in our proxy statement released in connection with Netro's 2002 Annual Meeting and the reimbursement of business expenses in the ordinary course, at no time has Mr. Yariv received any payments from Netro or Bungee.

         A summary of expenses incurred related to Bungee is as follows:

            2000                  2001             2002
        ------------- --------------------------- -------
          Q3     Q4     Q1     Q2     Q3     Q4     Q1
        ------ ------ ------ ------ ------ ------ -------
         $0.1   $0.8   $1.1   $1.2   $1.0   $1.0   $2.0 (1)

$ in millions
(1) includes $1.5 million of extraordinary expenses

         As stated above, all of these expenses were fully consolidated into Netro's financial statements for the periods indicated above and, other than payments related to previously disclosed regular salary and benefits and the reimbursement of business expenses in the ordinary course, none of the amounts were paid to Mr. Yariv.

    Thomas R. Baruch and Irwin Federman - Silicon Valley Technology Veterans

Thomas R. Baruch is General Partner and founder of CMEA Ventures, a venture capital firm. Prior to becoming a venture capitalist, Tom was a founder and CEO of Microwave Technology, Inc., for five years. Just prior to that, he managed a dedicated venture fund at Exxon, and was President of the Exxon Materials Division. Tom serves on multiple public technology company boards, including, ACLARA BioSciences, Inc., AeroGen, Inc., Physiometrix Inc. and Symyx Technologies, Inc., as well as several privately held companies. Tom was one of the original investors in AeroGen (AEGN), Flextronics (FLEX), Netro, Silicon Spice (acquired by BRCM), and Symyx Technologies (SMMX). Tom has extensive operating experience in the wireless technology business and as a result brings a perspective to the Netro Board of Directors that few others can.

Irwin Federman is a general partner of U.S. Venture Partners, a venture capital firm, which invested in the very first round of venture capital funding for Netro. Unlike many venture capitalists, Mr. Federman has chosen to stay engaged as a member of the Netro Board even after his firm distributed its shareholdings during 2000. Irwin serves on multiple public technology company boards, including CheckPoint Software Technologies, Inc., Centillium Networks, Inc., Nuance Communications, Inc. and SanDisk Corporation. Each of these are companies that Irwin funded as small private entities and has mentored to being leaders in their fields. Prior to being a venture capitalist, Irwin was president and CEO of Monolithic Memories from 1978 to 1987, which was sold to Advanced Micro Devices at a valuation of approximately $450 million. Irwin brings extraordinary operating, investing and strategic experience to the Netro Board of Directors.



                Sign, date and return the BLUE proxy card today.

                                   Important!
                                   ----------


          1. Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE proxy card.

               Please vote each BLUE proxy card you receive since each account must be voted separately. Only your latest dated proxies count.

          2.   We urge you NOT to sign any proxy card sent to you by Mr.
               Coates.

          3. Even if you have sent a proxy card to Mr. Coates, you have every right to change your vote. You may revoke that proxy, and vote as recommended by management by signing, dating and mailing the enclosed BLUE proxy card in the enclosed envelope.

          4. If your shares are held in the name of a bank, broker or other nominee, please direct the party responsible for your account to vote the BLUE proxy card as recommended by management.

             If you have any questions on how to vote your shares,
                       please call our proxy solicitor:

                       MORROW & CO. at (800) 607 - 0088.